Exhibit 99.1

1049 Camino Dos Rios Thousand Oaks, CA 91360-2362

NEWSRELEASE

TELEDYNE TECHNOLOGIES REPORTS
FOURTH QUARTER RESULTS

THOUSAND OAKS, Calif. – January 29, 2015 – Teledyne Technologies Incorporated (NYSE:TDY)

•	All-time record quarterly sales of $622.3 million increased 4.3% compared to last year

•	All-time record quarterly earnings per share of $1.62 increased 12.5%

•	Full-year earnings per share of $5.75 increased 18.1%

•	Full-year free cash flow of $240.2 million

•	Acquired Bolt Technology Corporation and assets of The Oceanscience Group Ltd.

•	Newly authorized stock repurchase program to repurchase up to an additional 2,500,000 shares

Teledyne today reported fourth quarter 2014 sales of $622.3 million, compared with sales of $596.6 million for the fourth quarter of 2013, an increase of 4.3%. Net income attributable to Teledyne was $60.2 million ($1.62 per diluted share) for the fourth quarter of 2014, compared with $54.9 million ($1.44 per diluted share) for the fourth quarter of 2013, an increase of 9.7%. The fourth quarters of 2014 and 2013 reflected pretax charges of $1.8 million and $5.3 million for severance and facility consolidation expenses, respectively. The fourth quarters of 2014 and 2013 also reflected net discrete tax benefits totaling $0.7 million and $6.1 million, respectively. The fourth quarter of 2014 included $5.6 million in research and development tax credits.

“Given the strength and diversity of Teledyne’s businesses and our consistent focus on operational excellence, we were able to achieve our thirteenth consecutive year of GAAP earnings growth,” said Robert Mehrabian, Chairman, President and Chief Executive Officer. “Furthermore, we ended 2014 with a very strong quarter, with sales, operating margin and earnings per share all at record levels.  Total operating margin increased 220 basis points and resulted from greater profit and margin in all business segments.  Finally, robust cash flow in 2014 allowed us to complete acquisitions as well as stock repurchases, while maintaining a healthy balance sheet.”

Full Year 2014
Total year sales for 2014 were $2,394.0 million, compared with $2,338.6 million for 2013, an increase of 2.4%. Net income attributable to Teledyne was $217.7 million ($5.75 per diluted share) for 2014, compared with net income attributable to Teledyne of $185.0 million ($4.87 per diluted share) for 2013, an increase of 17.7%.  Total year 2014 and 2013 reflected pretax charges totaling $4.4 million and $24.0 million, respectively, for severance and facility consolidation expenses. Net income for 2014 and 2013 also included net discrete tax benefits of $8.9 million and $21.3 million, respectively. Total year 2014 included $5.6 million in research and development tax credits.

Review of Operations (Comparisons are with the fourth quarter of 2013, unless noted otherwise.)

Instrumentation
The Instrumentation segment’s fourth quarter 2014 sales were $299.6 million, compared with $275.8 million, an increase of 8.6%. Fourth quarter 2014 operating profit was $53.4 million, compared with $44.4 million, an increase of 20.3%.

The fourth quarter 2014 sales increase resulted from higher sales in the marine instrumentation and environmental instrumentation product lines and flat sales of electronic test and measurement instrumentation. The higher sales of $20.6 million for marine instrumentation reflected $10.6 million in incremental sales from recent acquisitions, including Bolt Technology Corporation, as well as increased sales of interconnect systems used in offshore energy production, partially offset by reduced sales of geophysical sensors for oil and gas exploration. Sales for environmental instrumentation increased $3.2 million. The increase in operating profit reflected the impact of higher sales, as well as aggregate margin improvement from businesses acquired within the last two years. The fourth quarter of 2014 reflected $0.5 million in acquisition related expenses. The fourth quarter of 2013 reflected $1.2 million in severance and facility consolidation expenses.

Digital Imaging
The Digital Imaging segment’s fourth quarter 2014 sales were $102.4 million, compared with $102.9 million, a decrease of 0.5%. Operating profit was $7.8 million for the fourth quarter of 2014, compared with $3.6 million, an increase of 116.7%.

Fourth quarter 2014 sales primarily reflected lower sales of specialty imaging sensors, mostly offset by higher sales of LIDAR systems and MEMS production. Operating profit in 2014 primarily reflected higher margins for LIDAR systems and MEMS production, as well as infrared imaging sensors. Operating profit in the fourth quarters of 2014 and 2013 reflected $1.5 million and $1.6 million in severance and related expenses, respectively. Operating profit in the fourth quarter of 2013 also reflected a $1.2 million asset writedown.

Aerospace and Defense Electronics
The Aerospace and Defense Electronics segment’s fourth quarter 2014 sales were $145.7 million, compared with $149.4 million, a decrease of 2.5%. Operating profit was $20.0 million for the fourth quarter of 2014, compared with $15.6 million, an increase of 28.2%.

The fourth quarter 2014 sales decrease reflected lower sales of $6.0 million from microwave and interconnect systems and $1.2 million from electronic manufacturing services products, partially offset by higher sales of $3.5 million from avionics products and electronic relays. Operating profit in the fourth quarter of 2014 reflected pension income of $0.2 million compared with $1.9 million of pension expense and the fourth quarter of 2014 included $0.2 million in severance and facility consolidation expenses compared with $3.5 million, partially offset by the impact of lower sales.

Engineered Systems
The Engineered Systems segment’s fourth quarter 2014 sales were $74.6 million compared with $68.5 million, an increase of 8.9%. Operating profit was $10.0 million for the fourth quarter of 2014, compared with $7.2 million, an increase of 38.9%.

The fourth quarter 2014 sales increase reflected higher sales of turbine engines of $2.6 million and higher sales of engineered products and services of $2.3 million, which primarily reflected higher sales of marine and space manufacturing programs. The higher turbine engine sales reflected increase sales for the Joint Air-to-Surface Standoff Missile (“JASSM”) turbine engine program. Sales of energy systems products increased $1.2 million. Operating profit in the fourth quarter of 2014 reflected the impact of higher sales and included pension income of $0.4 million compared with $1.7 million of pension expense.

Additional Financial Information
Cash Flow
Cash provided by operating activities was $84.1 million for the fourth quarter of 2014, compared with $98.5 million. The lower cash provided by operating activities in the fourth quarter of 2014 reflected the impact of higher income tax payments, partially offset by higher net income and the timing of accounts receivable collections. Free cash flow (cash provided by operating activities less capital expenditures) was $70.3 million for the fourth quarter of 2014, compared with $79.9 million and reflected lower cash provided by operating activities, partially offset by lower capital expenditures. At December 28, 2014, total debt was $705.1 million, which included $105.0 million drawn on the $750.0 million credit facility. In December 2014, the company issued $125.0 million of senior unsecured notes which consisted of $30.0 million of 2.61% senior unsecured notes due December 2019, and $95.0 million of 3.09% senior unsecured notes due December 2021. Cash and cash equivalents were $141.4 million at December 28, 2014. The company received $4.1 million from the exercise of stock options in the fourth quarter of 2014, compared with $2.1 million. Capital expenditures for the fourth quarter of 2014 were $13.8 million, compared with $18.6 million. Depreciation and amortization expense for the fourth quarter of 2014 was $24.2 million, compared with $24.0 million. On November 18, 2014, the company acquired all of the outstanding common shares of Bolt Technology Corporation (“Bolt”) for $22.00 per share payable in cash. The aggregate value for the transaction was approximately $171.0 million, excluding transaction costs and taking into account Bolt’s stock options and net cash on hand. On October 23, 2014, a subsidiary of Teledyne acquired assets of The Oceanscience Group Ltd. for $15.0 million. On January 27, 2015, Teledyne’s Board of Directors authorized a stock repurchase program for up to an additional 2,500,000 shares of Teledyne common stock.    A total of 342,148 shares of Teledyne common stock also remains available for repurchase under the company’s prior authorization.

Free Cash Flow (a)	Fourth Quarter		Total Year
(in millions, brackets indicate use of funds)	2014	2013	2014	2013
Cash provided by operating activities	$84.1	$98.5	$283.7	$204.1
Capital expenditures for property, plant and equipment	(13.8)	(18.6)	(43.5)	(72.6)
Free cash flow	70.3	79.9	240.2	131.5
Pension contributions, net of tax (b)	—	—	—	51.4
Adjusted free cash flow (net cash used)	$70.3	$79.9	$240.2	$182.9
(a) The company defines free cash flow as cash provided by operating activities (a measure prescribed by generally accepted accounting principles) less capital expenditures for property, plant and equipment. Adjusted free cash flow eliminates the impact of pension contributions on a net of tax basis. The company believes that this supplemental non-GAAP information is useful to assist management and the investment community in analyzing the company’s ability to generate cash flow, including the impact of voluntary and required pension contributions..

Pension
Pension income was $0.3 million for the fourth quarter of 2014 compared with pension expense of $4.5 million. The change to pension income in 2014 from pension expense in 2013 primarily reflected the impact of using a 5.4% discount rate to determine the benefit obligation for the domestic plan in 2014 compared with a 4.4% discount rate used in 2013. Pension expense allocated to contracts pursuant to U.S. Government Cost Accounting Standards (“CAS”) was $3.5 million for the fourth quarter of 2014 compared with $3.7 million. Pension expense determined allowable under CAS can generally be recovered through the pricing of products and services sold to the U.S. Government.

Income Taxes
The effective tax rate for the fourth quarter of 2014 was 20.9% compared with 14.9%. The fourth quarter of 2014 reflected net discrete tax benefits of $0.7 million compared with $6.1 million. Excluding the net discrete tax benefits in both periods, the effective tax rates would have been 21.8% and 24.4% for the fourth quarter of 2014 and 2013, respectively. On December 19, 2014, the Tax Increase Prevention Act of 2014 was signed into law.  Among the extended provisions are the Federal research and development credit and the Subpart F controlled foreign corporation look through exception.  Since a change in tax law is accounted for in the period of enactment, approximately $5.6 million of related tax benefit was recognized in the fourth quarter of 2014.

Stock Option Compensation Expense
For the fourth quarter of 2014, the company recorded a total of $3.9 million in stock option expense, of which $2.6 million was recorded in the operating segment results and $1.3 million was recorded as corporate expense. For the fourth quarter of 2013, the company recorded a total of $3.1 million in stock option expense, of which $2.2 million was recorded in the operating segment results and $0.9 million was recorded as corporate expense.

Other
Interest expense, net of interest income, was $5.1 million for the fourth quarter of 2014, compared with $4.8 million, and primarily reflected higher average debt levels, due to recent acquisitions. Corporate expense was $11.3 million for the fourth quarter of 2014, compared with $7.3 million, and reflected higher compensation and professional fees expense. Other income and expense was $0.4 million of expense for the fourth quarter of 2014 compared with income of $5.3 million for the fourth quarter of 2013. The 2013 amount included $3.6 million from the reversal of reserves no longer needed in connection with a legal settlement.

Outlook
Based on its current outlook, the company’s management believes that first quarter 2015 earnings per diluted share will be in the range of approximately $1.16 to $1.20 and the full year 2015 earnings per diluted share outlook is expected to be in the range of approximately $5.71 to $5.76. The company’s effective tax rate for 2015 is expected to be 29.5%, before discrete items. For the company’s domestic pension plan, the discount rate for 2015 will decrease to 4.5% from 5.4%.

Forward-Looking Statements Cautionary Notice
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, relating to earnings, growth opportunities, acquisitions, product sales, capital expenditures, pension matters, stock option compensation expense, stock repurchases, interest expense, taxes, exchange rate fluctuations and strategic plans. Forward-looking statements are generally accompanied by words such as “estimate”, “project”, “predict”, “believes” or “expect”, that convey the uncertainty of future events or outcomes. All statements made in this press release that are not historical in nature should be considered forward-looking.

Actual results could differ materially from these forward-looking statements. Many factors could change the anticipated results, including: disruptions in the global economy; changes in demand for products sold to the defense electronics, instrumentation, digital imaging, energy exploration and production, commercial aviation, semiconductor and communications markets; funding, continuation and award of government programs; cuts to defense spending resulting from existing and future deficit reduction measures; and threats to the security of our confidential and proprietary information, including cyber security threats. Lower oil and natural gas prices, as well as instability in the Middle East or other oil producing regions, and new regulations or restrictions relating to energy production, including with respect to hydraulic fracturing, could negatively affect the company’s businesses that supply the oil and gas industry. Increasing fuel costs could negatively affect the markets of our commercial aviation businesses. In addition, financial market fluctuations affect the value of the company’s pension assets.

Changes in the policies of U.S. and foreign governments, including economic sanctions, could result, over time, in reductions or realignment in defense or other government spending and further changes in programs in which the company participates.

While the company’s growth strategy includes possible acquisitions, we cannot provide any assurance as to when, if or on what terms any acquisitions will be made. Acquisitions involve various inherent risks, such as, among others, our ability to integrate acquired businesses, retain customers and achieve identified financial and operating synergies. There are additional risks associated with acquiring, owning and operating businesses internationally, including those arising from U.S. and foreign policy changes and exchange rate fluctuations.

While the company believes its internal and disclosure control systems are effective, there are inherent limitations in all control systems, and misstatements due to error or fraud may occur and may not be detected.

Readers are urged to read the company’s periodic reports filed with the Securities and Exchange Commission (“SEC”) for a more complete description of the company, its businesses, its strategies and the various risks that the company faces. Various risks are identified in Teledyne’s 2013 Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The company assumes no duty to publicly update or revise any forward-looking statements, whether as a result of new information or otherwise.

A live webcast of Teledyne’s fourth quarter earnings conference call will be held at 11:00 a.m. (Eastern) on Thursday, January 29, 2015. To access the call, go to www.teledyne.com approximately ten minutes before the scheduled start time. A replay will also be available for one month starting at 12:00 p.m. (Eastern) on Thursday, January 29, 2015.

Contact:	Jason VanWees
(805) 373-4542

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
FOR THE FOURTH QUARTER AND YEAR ENDED
DECEMBER 28, 2014 AND DECEMBER 29, 2013
(Unaudited - in millions, except per share amounts)

	Fourth Quarter	Fourth Quarter	Total Year	Total Year
	2014	2013	2014	2013
Net sales	$622.3	$596.6	$2,394.0	$2,338.6
Costs and expenses:
Costs of sales	391.6	382.0	1,487.1	1,500.0
Selling, general and administrative expenses	150.8	151.1	612.4	598.3
Total costs and expenses	542.4	533.1	2,099.5	2,098.3
Operating income	79.9	63.5	294.5	240.3
Other income/(expense), net	(0.4)	5.3	6.6	4.1
Interest and debt expense, net	(5.1)	(4.8)	(19.0)	(20.4)
Income before income taxes	74.4	64.0	282.1	224.0
Provision for income taxes	15.5	9.5	66.5	39.5
Net income	58.9	54.5	215.6	184.5
Noncontrolling interest	1.3	0.4	2.1	0.5
Net income attributable to Teledyne	$60.2	$54.9	$217.7	$185.0
Diluted earnings per common share	$1.62	$1.44	$5.75	$4.87
Weighted average diluted common shares outstanding	37.2	38.2	37.9	38.0

TELEDYNE TECHNOLOGIES INCORPORATED
SUMMARY OF SEGMENT NET SALES AND OPERATING PROFIT
FOR THE FOURTH QUARTER AND YEAR ENDED
DECEMBER 28, 2014 AND DECEMBER 29, 2013
(Unaudited - in millions)

	Fourth Quarter	Fourth Quarter	% Change	Total Year	Total Year	% Change
	2014	2013		2014	2013
Net sales:
Instrumentation	$299.6	$275.8	8.6%	$1,115.5	$1,022.8	9.1%
Digital Imaging	102.4	102.9	(0.5)%	403.6	414.8	(2.7)%
Aerospace and Defense Electronics	145.7	149.4	(2.5)%	603.0	625.1	(3.5)%
Engineered Systems	74.6	68.5	8.9%	271.9	275.9	(1.4)%
Total net sales	$622.3	$596.6	4.3%	$2,394.0	$2,338.6	2.4%
Segment operating profit:
Instrumentation	$53.4	$44.4	20.3%	$181.6	$162.0	12.1%
Digital Imaging	7.8	3.6	116.7%	37.1	28.2	31.6%
Aerospace and Defense Electronics	20.0	15.6	28.2%	88.3	65.7	34.4%
Engineered Systems	10.0	7.2	38.9%	31.4	22.0	42.7%
Segment operating profit	91.2	70.8	28.8%	338.4	277.9	21.8%
Corporate expense	(11.3)	(7.3)	54.8%	(43.9)	(37.6)	16.8%
Operating income	79.9	63.5	25.8%	294.5	240.3	22.6%
Other income/(expense), net	(0.4)	5.3	*	6.6	4.1	61.0%
Interest and debt expense, net	(5.1)	(4.8)	6.3%	(19.0)	(20.4)	(6.9)%
Income before income taxes	74.4	64.0	16.3%	282.1	224.0	25.9%
Provision for income taxes	15.5	9.5	63.2%	66.5	39.5	68.4%
Net income	58.9	54.5	8.1%	215.6	184.5	16.9%
Noncontrolling interest	1.3	0.4	225.0%	2.1	0.5	320.0%
Net income attributable to Teledyne	$60.2	$54.9	9.7%	$217.7	$185.0	17.7%
*     not meaningful

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED CONDENSED BALANCE SHEETS
(Current period unaudited – in millions)

	December 28, 2014	December 29, 2013
ASSETS
Cash and cash equivalents	$141.4	$66.0
Accounts receivable, net	400.7	378.0
Inventories, net	311.8	294.3
Prepaid expenses and other current assets	87.8	60.8
Total current assets	941.7	799.1
Property, plant and equipment, net	336.5	357.7
Goodwill and acquired intangible assets, net	1,431.8	1,308.7
Prepaid pension asset	86.3	222.0
Other assets, net	69.5	63.6
Total assets	$2,865.8	$2,751.1
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$162.5	$147.5
Accrued liabilities	290.3	267.1
Current portion of long-term debt and capital leases	86.2	3.5
Total current liabilities	539.0	418.1
Long-term debt and capital lease obligations	618.9	549.0
Other long-term liabilities	239.4	265.3
Total liabilities	1,397.3	1,232.4
Total stockholders’ equity	1,468.5	1,518.7
Total liabilities and stockholders’ equity	$2,865.8	$2,751.1